Exhibit 10.24

AMENDMENT NO. 2 TO REVOLVING CREDIT AGREEMENT

This Amendment No. 2 (this "Amendment No. 2") to Revolving Credit Agreement is made and entered into and has an effective date as of the 19th day of May, 2006, by and among HARTMAN REIT OPERATING PARTNERSHIP, 4.P. ("Hartman OP"), HARTMAN REIT OPERATING PARTNERSHIP III, L.P. ("Hartman III") and the Subsidiaries of Hartman OP and/or Hartman III which are listed on Schedule 1 (as amended in connection herewith and as such Schedule I may be amended from time to time) (Hartman OP, Hartman III and any such Subsidiary being hereinafter referred to collectively as the "Borrower" unless referred to in their individual capacities) to a certain Revolving Credit Agreement (as amended, the "Credit Agreement") dated as of March 11, 2005, each having its principal place of business at 1450 West Sam Houston Parkway North, Suite 100, Houston, Texas 77043, KEYBANK NATIONAL ASSOCIATION ("KeyBank"), having a principal place of business at 127 Public Square, Cleveland, Ohio 44114, and certain other lenders individually and in certain agent capacities (collectively with KeyBank, the "Lenders") and KeyBank, as administrative agent for itself and each other Lender (the "Agent").

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement, as set forth herein.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration by each of the parties hereto, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

2.	From and after the effective date hereof:

(a)	The term Loan Documents shall include this Amendment No. 2 to Credit Agreement, dated as of May 19, 2006, among the Borrower, the Lenders and the Agent.

(b)	The following definition shall be added to the Credit Agreement:

"Consolidated Tangible Net Worth. As of any date of determination, an amount equal to the total shareholders' equity of the Borrower and its Subsidiaries, as determined in accordance with GAAP, as reported on the Borrower's Consolidated balance sheet, less all assets that are considered to be intangible assets under GAAP, including, without limitation, customer lists, goodwill, computer software, copyrights, trade names trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs."

(e)	Section 10 of the Credit Agreement is amended to add thefollowing new Section 10.8:"

§10.8. Consolidated Tangible Net Worth. As at the end of any fiscal quarter or any other date of measurement, the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries shall not be less than the sum of (i) $30,000,000 plus (ii) 75% of the aggregate proceeds received by the Trust (net of fees and expenses customarily incurred in transactions of such type) in connection with any offering of stock in the Trust, plus (iii) 75% of the aggregate value of operating units issued by the Borrower in connection with asset or stock acquisitions (valued at the time of issuance by reference to the terms of the agreement pursuant to which such units are issued), provided that issuances of operating units to the Trust in connection with additional capital contributions made by the Trust in the Borrower shall be excluded from this clause (iii), in each case after May 2006 and on or prior to the date such determination of Consolidated Tangible Net Worth is made."

3.	The Borrower hereby represents and warrants as follows:

(a) Representations in Credit Agreement. Both before and after giving effect to this Amendment No. 2, each of the representations and warranties made by or on behalf of the Borrower, the Trust or any of their respective Subsidiaries contained in the Credit Agreement or any of the other Loan Documents, was true when made and is true on and as of the date hereof with the same full force and effect as if each of such representations and warranties had been made on the date hereof and in this Amendment No. 2, except to the extent that such representations and warranties relate expressly to an earlier date.

(b) No Events of Default. No Default or Event of Default exists on the date hereof (both before and after giving effect to this Amendment No. 2).

(c) Binding Effect of Documents. This Amendment No. 2 has been duly executed and delivered by the Borrower and the Trust and is in full force and effect as of the date hereof, and the agreements and obligations of the Borrower contained herein constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

(a) No Other Changes. Except as otherwise expressly provided by this Amendment No. 2, all of the terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents remain unaltered. The Credit Agreement and this Amendment No, 2 shall be read and construed as one agreement.

(b) Governing Law. This Amendment No, 2 is intended to take effect as a sealed instrument and shall be deemed to be a contract under the laws of the State of Ohio. This Amendment No. 2 and the rights and obligations of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of Ohio.

(c) Binding Effect; Assignment. This Amendment No. 2 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors in title and assigns.

(d) Counterparts. This Amendment No. 2 may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 2, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

(e) Conflict with Other Agreements. If any of the terms of this Amendment No. 2 shall conflict in any respect with any of the terms of any of the Credit Agreement or any other Loan Document, the terms of this Amendment No. 2 shall be controlling.

(f) Condition Precedent. The effectiveness of this Amendment No. 2 is subject to the condition precedent that the Agent shall have received, in form and substance satisfactory to it, an executed original of this Amendment No. 2 from each Borrower and from the Majority Lenders.

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